Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-72840) pertaining to the 401(k) Retirement Savings Plan of Sylvan Learning Systems, Inc. of our report dated June 23, 2004, with respect to the statement of net assets available for benefits as of December 31, 2003 of the Sylvan Learning Systems, Inc. 401(k) Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Baltimore, Maryland
June 24, 2005